As filed with the Securities and Exchange Commission on March 7, 2011
Registration No. ________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Financial Institutions, Inc.
(Exact name of registrant as specified in its charter)

New York	16-0816610
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

220 Liberty Street
Warsaw, New York	14569
(Address of Principal Executive Offices)	(Zip Code)
Financial Institutions, Inc. 2009 Management Stock Incentive Plan
(Full title of the plan)
Peter G. Humphrey
President and Chief Executive Officer
220 Liberty Street
Warsaw, New York 14569
(Name and address of agent for service)
(585) 786-1100
(Telephone number, including area code, of agent for service)
With a copy to:
James M. Jenkins, Esq.
Harter Secrest & Emery LLP
1600 Bausch & Lomb Place
Rochester, New York 14604
Tel: (585) 232-6500
Fax: (585) 232-2152
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price per	aggregate offering	Amount of
to be registered	registered (1)	share (2)	price (2)	registration fee
Common Stock, par value $.01 per share	690,000	$19.02	$13,123,800	$1,524

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered such additional shares of common stock as may become issuable pursuant to stock splits, stock dividends, recapitalizations and similar transactions. In addition, this registration statement registers the resale of shares of the Company’s common stock by certain selling shareholders named in the reoffer prospectus included in and filed with this registration statement on Form S-8, for which no additional registration fee is required pursuant to Rule 457(h)(3) under the Securities Act of 1933, as amended.

(2)	Estimated solely for the purposes of computing the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based on the average of the high and low prices reported on the NASDAQ Global Select Market as of March 3, 2011.
EXPLANATORY NOTE
     This registration statement is being filed to register 690,000 shares of common stock of Financial Institutions, Inc. (the “Company”) available for grant under the Financial Institutions, Inc. 2009 Management Stock Incentive Plan (the “MSIP”). This registration statement also includes a reoffer prospectus of restricted securities (as that term is defined in General Instruction C to Form S-8) of the Company meeting the requirements of Part I of Form S-3. The reoffer prospectus relates solely to reoffers and resales on a continuous or delayed basis in the future of up to an aggregate of 147,682 shares of restricted stock that have been awarded to the selling shareholders listed in the reoffer prospectus under the MSIP prior to the filing of this registration statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 have been or will be delivered to participants in the MSIP as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.
     Such documents are not being filed with the Securities and Exchange Commission but constitute (along with the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

ii

Reoffer Prospectus
220 Liberty Street
Warsaw, New York 14569
Telephone: (585) 786-1100
Common Stock, $0.01 par value per share
147,682 shares
     This reoffer prospectus relates to the disposition, from time to time, of up to 147,682 shares of our common stock by the holders of such shares named in this reoffer prospectus, some of whom may be deemed to be our “affiliates.”
     The shares may be offered directly, through agents on behalf of the selling shareholders and their transferees, or through underwriters or dealers.
     We will not receive any of the proceeds from the sale of the shares. We have agreed to bear the expenses in connection with the registration of the shares. The selling shareholders will bear all expenses in connection with the sale of the shares.
     The selling shareholders propose to sell the shares from time to time in transactions occurring either on or off the NASDAQ Global Select Market at prevailing market prices or at negotiated prices. Sales may be made through brokers or to dealers, who are expected to receive customary commissions or discounts.
     The selling shareholders and any agents or broker-dealers that participate with the selling shareholders in the distribution of the shares may be considered “underwriters” within the meaning of the Securities Act of 1933, as amended, and, in that event, any commissions received by them and any profit on the resale of the shares may be considered underwriting commissions or discounts under the Securities Act of 1933, as amended.
     Our common stock is listed on the NASDAQ Global Select Market under the symbol “FISI.” On March 3, 2011, the closing price of our common stock on the NASDAQ Global Select Market was $19.22 per share.
     Investing in our common stock involves a high degree of risk. Please see the section entitled “Risk Factors” beginning on page 8 of this reoffer prospectus to read about risks you should consider before buying our common stock.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this reoffer prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this reoffer prospectus is March 7, 2011.

SUMMARY OF THIS OFFERING

Issuer:	Financial Institutions, Inc.

Securities Offered:	The selling shareholders are offering up to 147,682 shares of our common stock that were granted under the MSIP.

NASDAQ Symbol:	“FISI”

Securities Outstanding:	As of March 1, 2011, 10,979,715 shares of our common stock were issued and outstanding.

Use of Proceeds:	We will not receive any proceeds from sales of our common stock covered by this reoffer prospectus. The selling shareholders will receive all proceeds from sales of common stock covered by this reoffer prospectus.

Offering Price:	The offering price for the shares of common stock covered by this reoffer prospectus will be determined by the prevailing market price for the shares at the time of their sale or in negotiated transactions.

Risk Factors:	An investment in our common stock is highly speculative. You should read the “Risk Factors” section beginning on page 8 of this reoffer prospectus (along with other matters referred to and incorporated by reference in this reoffer prospectus) to ensure that you understand the risks associated with a purchase of our common stock.

Terms of Sale:	The terms of sale for the shares of our common stock covered by this reoffer prospectus will be determined at the time of their sale.

     Financial Institutions, Inc. is a financial holding company organized in 1931 under the laws of New York State (“New York” or “NYS”). Through its subsidiaries, including its wholly-owned, New York State chartered banking subsidiary, Five Star Bank, Financial Institutions, Inc. provides deposit, lending and other financial services to individuals and businesses in Western and Central New York. All references to the parent company are to Financial Institutions, Inc. (“FII”). Unless otherwise indicated or unless the context requires otherwise, all references in to “the Company,” “we,” “our” or “us” means Financial Institutions, Inc. and its subsidiaries on a consolidated basis. Five Star Bank is referred to as Five Star Bank, “FSB” or “the Bank”. The parent company is a legal entity separate and distinct from its subsidiaries, assisting those subsidiaries by providing financial resources and management. Our executive offices are located at 220 Liberty Street, Warsaw, New York.
     We conduct business primarily through our banking subsidiary, Five Star Bank, which adopted its current name in 2005 when we merged three of our bank subsidiaries, Wyoming County Bank, National Bank of Geneva and Bath National Bank into our New York chartered bank subsidiary, First Tier Bank & Trust, which was renamed Five Star Bank. In addition, our business operations include a wholly-owned broker-dealer subsidiary, Five Star Investment Services, Inc. (“FSIS”).
MARKET AREAS AND COMPETITION
     We provide a wide range of consumer and commercial banking and financial services to individuals, municipalities and businesses through a network of over 50 offices and more than 70 ATMs in fourteen contiguous counties of Western and Central New York: Allegany, Cattaraugus, Cayuga, Chautauqua, Chemung, Erie, Genesee, Livingston, Monroe, Ontario, Seneca, Steuben, Wyoming and Yates Counties.
     Our market area is economically diversified in that we serve both rural markets and the larger more affluent markets of suburban Rochester and suburban Buffalo. Rochester and Buffalo are the two largest metropolitan areas in New York outside of New York City, with combined metropolitan area populations of over two million people. We anticipate increasing our presence in and around these metropolitan statistical areas in the coming years.
     We face significant competition in both making loans and attracting deposits, as Western and Central New York have a high density of financial institutions. Our competition for loans comes principally from commercial banks, savings banks, savings and loan associations, mortgage banking companies, credit unions, insurance companies and other financial service companies. Our most direct competition for deposits has historically come from commercial banks, savings banks and credit unions. We face additional competition for deposits from non-depository competitors such as the mutual fund industry, securities and brokerage firms and insurance companies. We generally compete with other financial service providers on factors such as; level of customer service, responsiveness to customer needs, availability and pricing of products, and geographic location.

LENDING ACTIVITIES
General
     We offer a broad range of loans including commercial business and revolving lines of credit, commercial mortgages, equipment loans, residential mortgage loans and home equity loans and lines of credit, home improvement loans, automobile loans and personal loans. Newly originated and refinanced fixed rate residential mortgage loans are either retained in our portfolio or sold to the secondary market with servicing rights retained.
     We continually evaluate and update our lending policy. The key elements of our lending philosophy include the following:
•	To ensure consistent underwriting, all employees must share a common view of the risks inherent in lending activities as well as the standards to be applied in underwriting and managing credit risk;

•	Pricing of credit products should be risk-based;

•	The loan portfolio must be diversified to limit the potential impact of negative events; and

•	Careful, timely exposure monitoring through dynamic use of our risk rating system is required to provide early warning and assure proactive management of potential problems.
Commercial Business and Commercial Mortgage Lending
     We originate commercial business loans in our primary market areas and underwrite them based on the borrower’s ability to service the loan from operating income. We offer a broad range of commercial lending products, including term loans and lines of credit. Short and medium-term commercial loans, primarily collateralized, are made available to businesses for working capital (including inventory and receivables), business expansion (including acquisition of real estate, expansion and improvements) and the purchase of equipment. Commercial business loans are offered to the agricultural industry for short-term crop production, farm equipment and livestock financing. As a general practice, where possible, a collateral lien is placed on any available real estate, equipment or other assets owned by the borrower and a personal guarantee of the owner is obtained. As of December 31, 2010, $70.0 million, or 33%, of the aggregate commercial business loan portfolio were at fixed rates, while $141.0 million, or 67%, were at variable rates.
     We also offer commercial mortgage loans to finance the purchase of real property, which generally consists of real estate with completed structures and, to a smaller extent, agricultural real estate financing. Commercial mortgage loans are secured by first liens on the real estate and are typically amortized over a 10 to 20 year period. The underwriting analysis includes credit verification, appraisals and a review of the borrower’s financial condition and repayment capacity. As of December 31, 2010, $100.0 million, or 28%, of the aggregate commercial mortgage portfolio were at fixed rates, while $252.9 million, or 72%, were at variable rates.
     We utilize government loan guarantee programs where available and appropriate. See “Government Guarantee Programs” below.
Government Guarantee Programs
     We participate in government loan guarantee programs offered by the Small Business Administration (“SBA”), U.S. Department of Agriculture, Rural Economic and Community Development and Farm Service Agency, among others. As of December 31, 2010, we had loans with an aggregate principal balance of $55.1 million that were covered by guarantees under these programs. The guarantees typically only cover a certain percentage of these loans. By participating in these programs, we are able to broaden our base of borrowers while minimizing credit risk.

Residential Mortgage Lending
     We originate fixed and variable rate one-to-four family residential mortgages collateralized by owner-occupied properties located in its market areas. We offer a variety of real estate loan products, which are generally amortized for periods up to 30 years. Loans collateralized by one-to-four family residential real estate generally have been originated in amounts of no more than 80% of appraised value or have mortgage insurance. Mortgage title insurance and hazard insurance are normally required. We sell certain one-to-four family residential mortgages to the secondary mortgage market and typically retain the right to service the mortgages. To assure maximum salability of the residential loan products for possible resale, we have formally adopted the underwriting, appraisal, and servicing guidelines of the Federal Home Loan Mortgage Corporation (“FHLMC”) as part of our standard loan policy. As of December 31, 2010, the residential mortgage servicing portfolio totaled $328.9 million, the majority of which have been sold to FHLMC. As of December 31, 2010, $89.4 million, or 69%, of residential mortgage retained in portfolio were at fixed rates, while $40.2 million, or 31%, were at variable rates. We do not engage in sub-prime or other high-risk residential mortgage lending as a line-of-business.
Consumer Lending
     We offer a variety of loan products to our consumer customers, including home equity loans and lines of credit, automobile loans, secured installment loans and various other types of secured and unsecured personal loans. At December 31, 2010, outstanding consumer loan balances were concentrated in indirect automobile loans and home equity products.
     We indirectly originate, through franchised new car dealers, indirect consumer loans. The consumer indirect loan portfolio is primarily comprised of new and used automobile loans with terms that typically range from 36 to 84 months. We have expanded our relationships with franchised new car dealers in Western, Central and, most recently, into the Capital District of New York, and have selectively originated a mix of new and used automobile loans from those dealers. In the latter part of 2010, we began efforts to expand our dealer network into Northern Pennsylvania and anticipate indirectly originating loans there in the first half of 2011. As of December 31, 2010, the consumer indirect portfolio totaled $418.0 million, nearly all of which were fixed rate automobile loans.
     We also originate, independently of the indirect loans described above, consumer automobile loans, recreational vehicle loans, boat loans, home improvement loans, closed-end home equity loans, home equity lines of credit, personal loans (collateralized and uncollateralized) and deposit account collateralized loans. The terms of these loans typically range from 12 to 180 months and vary based upon the nature of the collateral and the size of loan. The majority of the consumer lending program is underwritten on a secured basis using the customer’s home or the financed automobile, mobile home, boat or recreational vehicle as collateral. As of December 31, 2010, $97.2 million, or 47%, of the home equity portfolio was at fixed rates, while $111.2 million, or 53%, was at variable rates. The other consumer portfolio totaled $26.1 million as of December 31, 2010, all of which were fixed loans.
Credit Administration
     Our loan policy establishes standardized underwriting guidelines, as well as the loan approval process and the committee structures necessary to facilitate and ensure the highest possible loan quality decision-making in a timely and businesslike manner. The policy establishes requirements for extending credit based on the size, risk rating and type of credit involved. The policy also sets limits on individual loan officer lending authority and various forms of joint lending authority, while designating which loans are required to be approved at the committee level.

     Our credit objectives are as follows:
•	Compete effectively and service the legitimate credit needs of our target market;

•	Enhance our reputation for superior quality and timely delivery of products and services;

•	Provide pricing that reflects the entire relationship and is commensurate with the risk profiles of our borrowers;

•	Retain, develop and acquire profitable, multi-product, value added relationships with high quality borrowers;

•	Focus on government guaranteed lending and establish a specialization in this area to meet the needs of the small businesses in our communities; and

•	Comply with the relevant laws and regulations.
     Our policy includes loan reviews, under the supervision of the Audit and Risk Oversight committees of the Board of Directors and directed by the Chief Risk Officer, in order to render an independent and objective evaluation of our asset quality and credit administration process.
     Risk ratings are assigned to loans in the commercial business and commercial mortgage portfolios. The risk ratings are specifically used as follows:
•	Profile the risk and exposure in the loan portfolio and identify developing trends and relative levels of risk;

•	Identify deteriorating credits; and

•	Reflect the probability that a given customer may default on its obligations.
     Through the loan approval process, loan administration and loan review program, management seeks to continuously monitor our credit risk profile and assesses the overall quality of the loan portfolio and adequacy of the allowance for loan losses.
     We have several procedures in place to assist in maintaining the overall quality of our loan portfolio. Delinquent loan reports are monitored by credit administration to identify adverse levels and trends. Loans, including impaired loans, are generally classified as non-accruing if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-collateralized and in the process of collection. Loans that are on a current payment status or past due less than 90 days may also be classified as non-accruing if repayment in full of principal and/or interest is uncertain.
Allowance for Loan Losses
     The allowance for loan losses is established through charges or credits to earnings in the form of a provision for loan losses. The allowance reflects management’s estimate of the amount of probable loan losses in the portfolio, based on factors such as:
•	Specific allocations for individually analyzed credits;

•	Risk assessment process;

•	Historical net charge-off experience;

•	Evaluation of the loan portfolio with loan reviews;

•	Levels and trends in delinquent and non-accruing loans;

•	Trends in volume and terms;

•	Effects of changes in lending policy;

•	Experience, ability and depth of management;

•	National and local economic trends and conditions;

•	Concentrations of credit;

•	Interest rate environment;

•	Customer leverage;

•	Information (availability of timely financial information); and

•	Collateral values.
      Our methodology in the estimation of the allowance for loan losses includes the following broad areas:
1.	Impaired commercial business and commercial mortgage, generally in excess of $50 thousand are reviewed individually and assigned a specific loss allowance, if considered necessary, in accordance with U.S. generally accepted accounting principles (“GAAP”).

2.	The remaining portfolios of commercial business and commercial mortgage are segmented by risk rating into the following loan classification categories: uncriticized or pass, special mention, substandard and doubtful. Uncriticized loans, special mention loans, substandard loans and all doubtful loans not assigned a specific loss allowance are assigned allowance allocations based on historical net loan charge-off experience for each of the respective loan categories, supplemented with additional reserve amounts, if considered necessary, based upon qualitative factors. These qualitative factors include the levels and trends in delinquencies and non-accruing loans; trends in volume and terms of loans; effects of changes in lending policy; experience, ability, and depth of management; national and local economic conditions; concentrations of credit, interest rate environment; customer leverage; information (availability of timely financial information); and collateral values, among others.

3.	The retail loan portfolio is segmented into the following types of loans: residential real estate, home equity (home equity loans and lines of credit), consumer indirect and other consumer. Allowance allocations for the real estate related loan portfolios (residential and home equity) are based on the average loss experience for the previous eight quarters, supplemented with qualitative factors similar to the elements described above. Allowance allocations for the consumer indirect and other consumer portfolios are based on vintage analyses performed with historical loss experience at 36 months and 24 months aging, respectively. The allocations on these portfolios are also supplemented with qualitative factors.
      Management presents a quarterly review of the adequacy of the allowance for loan losses to our Board of Directors based on the methodology described above.
      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS REOFFER PROSPECTUS. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION.
      THESE SECURITIES ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.
      YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS REOFFER PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF SUCH DOCUMENT.

RISK FACTORS
      You should carefully consider the risks described below before purchasing our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business or cause the value of our common stock to drop. If any of the following risks actually occur, our business could be adversely affected. In those cases, the trading price of our common stock could decline, and you may lose the value of your investment in our securities.
CREDIT RISKS
If we experience greater credit losses than anticipated, earnings may be adversely impacted.
      As a lender, we are exposed to the risk that customers will be unable to repay their loans according to their terms and that any collateral securing the payment of their loans may not be sufficient to assure repayment. Credit losses are inherent in the business of making loans and could have a material adverse impact on our results of operations.
      We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral, and we provide an allowance for estimated loan losses based on a number of factors. We believe that the allowance for loan losses is adequate. However, if our assumptions or judgments are wrong, the allowance for loan losses may not be sufficient to cover the actual credit losses. We may have to increase the allowance in the future in response to the request of one of our primary banking regulators, to adjust for changing conditions and assumptions, or as a result of any deterioration in the quality of our loan portfolio. The actual amount of future provisions for credit losses may vary from the amount of past provisions.
Geographic concentration may unfavorably impact our operations.
      Substantially all of our business and operations are concentrated in the Western and Central New York region. As a result of this geographic concentration, our results depend largely on economic conditions in these and surrounding areas. Deterioration in economic conditions in our market could:
•	increase loan delinquencies;

•	increase problem assets and foreclosures;

•	increase claims and lawsuits;

•	decrease the demand for our products and services; and

•	decrease the value of collateral for loans, especially real estate, in turn reducing customers’ borrowing power, the value of assets associated with non-performing loans and collateral coverage.
      Generally, we make loans to small to mid-sized businesses whose success depends on the regional economy. These businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. Adverse economic and business conditions in our market areas could reduce our growth rate, affect our borrowers’ ability to repay their loans and, consequently, adversely affect our business, financial condition and performance. For example, we place substantial reliance on real estate as collateral for our loan portfolio. A sharp downturn in real estate values in our market area could leave many of these loans inadequately collateralized. If we are required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, the impact on our results of operations could be materially adverse.

We depend on the accuracy and completeness of information about or from customers and counterparties.
     In deciding whether to extend credit or enter into other transactions, we may rely on information furnished by or on behalf of customers and counterparties, including financial statements, credit reports, and other financial information. We may also rely on representations of those customers, counterparties, or other third parties, such as independent auditors, as to the accuracy and completeness of that information. Reliance on inaccurate or misleading financial statements, credit reports, or other financial information could cause us to enter into unfavorable transactions, which could have a material adverse effect on our financial condition and results of operations.
We are subject to environmental liability risk associated with our lending activities.
     A significant portion of our loan portfolio is secured by real property. During the ordinary course of business, we may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, we may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require us to incur substantial expenses and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Although we have policies and procedures to perform an environmental review before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on our financial condition and results of operations.
REGULATORY/LEGAL/COMPLIANCE RISKS
We are highly regulated and may be adversely affected by changes in banking laws, regulations and regulatory practices.
     We are subject to extensive supervision, regulation and examination. This regulatory structure gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies to address not only compliance with applicable laws and regulations (including laws and regulations governing consumer credit, and anti-money laundering and anti-terrorism laws), but also capital adequacy, asset quality and risk, management ability and performance, earnings, liquidity and various other factors. As part of this regulatory structure, we are subject to policies and other guidance developed by the regulatory agencies with respect to capital levels, the timing and amount of dividend payments, the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Under this structure the regulatory agencies have broad discretion to impose restrictions and limitations on our operations if they determine, among other things, that our operations are unsafe or unsound, fail to comply with applicable law or are otherwise inconsistent with laws and regulations or with the supervisory policies of these agencies.
     This supervisory framework could materially impact the conduct, growth and profitability of our operations. Any failure on our part to comply with current laws, regulations, other regulatory requirements or safe and sound banking practices or concerns about our financial condition, or any related regulatory sanctions or adverse actions against us, could increase our costs or restrict our ability to expand our business and result in damage to our reputation.

Recently enacted financial reform legislation will, among other things, tighten capital standards, create a new Consumer Financial Protection Bureau and result in new regulations that are expected to increase our costs of operations.
     On July 21, 2010, President Obama signed the Dodd-Frank Wall Street Reform and Consumer Protection Act, which we refer to as the Dodd-Frank Act, into law. This new law will significantly change the current bank regulatory structure and affect the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act requires various federal agencies to adopt a broad range of new implementing rules and regulations, and to prepare numerous studies and reports for Congress. The federal agencies are given significant discretion in drafting the implementing rules and regulations, and consequently, many of the details and much of the impact of the Dodd-Frank Act may not be known for many months or years.
     Among the many requirements in the Dodd-Frank Act for new banking regulations is a requirement for new capital regulations to be adopted within 18 months. These regulations must be at least as stringent as, and may call for higher levels of capital, than current regulations. Generally, trust preferred securities will no longer be eligible as Tier 1 capital, but our currently outstanding trust preferred securities will be grandfathered and our currently outstanding TARP preferred securities will continue to qualify as Tier 1 capital.
     Certain provisions of the Dodd-Frank Act are expected to have a near-term impact on us. For example, one year after the date of its enactment, the Dodd-Frank Act eliminates the federal prohibitions on paying interest on demand deposits, thus allowing businesses to have interest bearing checking accounts. Depending on competitive responses, this significant change to existing law could have an adverse impact on our interest expense.
     The Dodd-Frank Act also permanently increases the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2008, and non-interest bearing transaction accounts and interest on lawyers trust accounts have unlimited deposit insurance through December 31, 2013.
     The Dodd-Frank Act creates a new Bureau of Consumer Financial Protection with broad powers to supervise and enforce consumer protection laws. The Bureau will have broad rule-making authority for a wide range of consumer protection laws that apply to all banks, including the authority to prohibit “unfair, deceptive or abusive” acts and practices.
     Many aspects of the Dodd-Frank Act are subject to rulemaking and will take effect over several years, making it difficult to anticipate the overall financial impact on us. However, compliance with this new law and its implementing regulations will result in additional operating costs that could have a material adverse effect on our financial condition and results of operations.
Proposed changes in New York State banking regulations could adversely affect us.
     New York Governor Andrew Cuomo proposed merging the State Departments of Banking, Insurance and Consumer Protection into a single Department of Financial Regulation, or DFR. The bill provides that the Superintendent of the DFR may, beginning April 1, 2012, assess expenses in such proportion as he or she deems just and reasonable against banks and insurers. The bill also establishes a special account called the “consumer protection account,” which will consist of fees and penalties received by the department of state and DFR, as well as other monies received in the form of penalties. These monies will be available to the DFR to pay for costs related to its consumer and investor protection activities. If the consumer protection account is insufficient to cover those costs, the balance would be recoverable through assessments against the industry.
     The bill makes New York’s “wild card” authority (that was set to expire September 10, 2011) permanent. Under this authority, the Banking Board has the power to grant to New York chartered banking organizations, as well as licensed foreign bank branches and agencies, powers possessed by a counterpart federally-chartered banking institution.
     If this bill is adopted as proposed, it could adversely affect us.
As a participant in TARP, we are subject to certain restrictions on dividends, repurchases of common stock and executive compensation.
     We are subject to restrictions on dividends, repurchases of common stock, and executive compensation as a TARP participant. Compliance with these restrictions and other restrictions may increase our costs, impact our ability to retain executive officers and limit our ability to pursue business opportunities. Additionally, any reduction of, or the elimination of, our common stock dividend in the future could adversely affect the market price of our common stock. The current restrictions, as well as any possible future restrictions associated with participation in TARP could have a material adverse impact on our business, financial condition, or results of operations.

New or changing tax, accounting, and regulatory rules and interpretations could significantly impact strategic initiatives, results of operations, cash flows, and financial condition.
     The financial services industry is extensively regulated. Federal and state banking regulations are designed primarily to protect the deposit insurance funds and consumers, not to benefit a company’s stockholders. These regulations may sometimes impose significant limitations on operations. These regulations, along with the currently existing tax, accounting, securities, insurance, and monetary laws, regulations, rules, standards, policies, and interpretations control the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. These laws, regulations, rules, standards, policies, and interpretations are constantly evolving and may change significantly over time.
OPERATIONAL RISKS
If our security systems, or those of merchants, merchant acquirers or other third parties containing information about customers, are compromised, we may be subject to liability and damage to our reputation.
     As part of our business, we collect, process and retain sensitive and confidential client and customer information on our behalf and on behalf of other third parties. Customer data also may be stored on systems of third-party service providers and merchants that may have inadequate security systems. Third-party carriers regularly transport customer data, and may lose sensitive customer information. Unauthorized access to our networks or any of our other information systems potentially could jeopardize the security of confidential information stored in our computer systems or transmitted by our customers or others. If our security systems or those of merchants, processors or other third-party service providers are compromised such that this confidential information is disclosed to unauthorized parties, we may be subject to liability. For example, in the event of a security breach, we may incur losses related to fraudulent use of credit and debit cards issued by us as well as the operational costs associated with reissuing cards. Although we take preventive measures to address these factors, such measures are costly and may become more costly in the future. Moreover, these measures may not protect us from liability, which may not be adequately covered by insurance, or from damage to our reputation.
We rely on other companies to provide key components of our business infrastructure.
     Third party vendors provide key components of our business infrastructure such as internet connections, network access and core application processing. While we have selected these third party vendors carefully, we do not control their actions. Any problems caused by these third parties, including as a result of their not providing us their services for any reason or their performing their services poorly, could adversely affect our ability to deliver products and services to our customers or otherwise conduct our business efficiently and effectively. Replacing these third party vendors could also entail significant delay and expense.
We may not be able to attract and retain skilled people.
     Our success depends, in large part, on our ability to attract and retain skilled people. Competition for the best people in most activities engaged in by us can be intense, and we may not be able to hire sufficiently skilled people or to retain them. Further, the rural location of our principal executive offices and many of our bank branches make it difficult for us to attract skilled people to such locations. The unexpected loss of services of one or more of our key personnel could have a material adverse impact on our business because of their skills, knowledge of our markets, years of industry experience, and the difficulty of promptly finding qualified replacement personnel.

The potential for business interruption exists throughout our organization.
     Integral to our performance is the continued efficacy of our technical systems, operational infrastructure, relationships with third parties and the vast array of associates and key executives in our day-to-day and ongoing operations. Failure by any or all of these resources subjects us to risks that may vary in size, scale and scope. This includes, but is not limited to, operational or technical failures, ineffectiveness or exposure due to interruption in third party support as expected, as well as the loss of key individuals or failure on the part of key individuals to perform properly. Although management has established policies and procedures, including implementation and testing of a comprehensive contingency plan to address such failures, the occurrence of any such event could have a material adverse effect on our business, which, in turn, could have a material adverse effect on our financial condition and results of operations.
EXTERNAL RISKS
We are subject to interest rate risk.
     Our earnings and cash flows are largely dependent upon our net interest income. Interest rates are highly sensitive to many factors that are beyond our control, including general economic conditions and policies of various governmental and regulatory agencies and, in particular, the Federal Reserve. Changes in monetary policy, including changes in interest rates, could influence not only the interest we receive on loans and investments and the amount of interest we pay on deposits and borrowings, but such changes could also affect (i) our ability to originate loans and obtain deposits; (ii) the fair value of our financial assets and liabilities; and (iii) the average duration of our mortgage-backed securities portfolio and other interest-earning assets. If the interest rates paid on deposits and other borrowings increase at a faster rate than the interest rates received on loans and other investments, our net interest income, and therefore earnings, could be adversely affected. Earnings could also be adversely affected if the interest rates received on loans and other investments fall more quickly than the interest rates paid on deposits and other borrowings.
     Although management believes it has implemented effective asset and liability management strategies to reduce the potential effects of changes in interest rates on our results of operations, any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on our financial condition and results of operations. Also, our interest rate risk modeling techniques and assumptions likely may not fully predict or capture the impact of actual interest rate changes on our balance sheet.
Our business may be adversely affected by conditions in the financial markets and economic conditions generally.
     From December 2007 through June 2009, the U.S. economy was in recession. Business activity across a wide range of industries and regions in the U. S. was greatly reduced. Although economic conditions have begun to improve, certain sectors, such as real estate, remain weak and unemployment remains high. Local governments and many businesses are still in serious difficulty due to lower consumer spending and reduced tax collections.
     Market conditions also led to the failure or merger of several prominent financial institutions and numerous regional and community-based financial institutions. These failures, as well as projected future failures, have had a significant negative impact on the capitalization level of the deposit insurance fund of the FDIC, which, in turn, has led to past increases in deposit insurance premiums paid by financial institutions.
     Our financial performance generally, and in particular the ability of borrowers to pay interest on and repay principal of outstanding loans and the value of collateral securing those loans, as well as demand for loans and other products and services we offer, is highly dependent upon the business environment in the markets where we operate, in the State of New York and in the United States as a whole. A favorable business environment is generally characterized by, among other factors, economic growth, efficient capital markets, low inflation, low unemployment, high business and investor confidence, and strong business earnings. Unfavorable or uncertain economic and market conditions can be caused by declines in economic growth, business activity or investor or business confidence; limitations on the availability or increases in the cost of credit and capital; increases in inflation or interest rates; high unemployment, natural disasters; or a combination of these or other factors.
     Approximately 20% of our investment securities portfolio at December 31, 2010 is comprised of municipal securities issued by or on behalf of New York and its political subdivisions, agencies or instrumentalities, the interest on which is exempt from regular federal income tax. Risks associated with investing in municipal securities include political, economic and regulatory factors which may affect the issuers. The concerns facing the State of New York may lead nationally recognized rating agencies to downgrade its debt obligations. It is uncertain how the financial markets may react to any potential future ratings downgrade in New York’s debt obligations. However, the fallout from continued budgetary concerns and a possible ratings downgrade could adversely affect the value of New York’s obligations and those of its political subdivisions, agencies and instrumentalities.
     Overall, during 2010, the business environment has been adverse for many households and businesses in the United States and worldwide. While economic conditions in the State of New York, the United States and worldwide have begun to improve, there can be no assurance that this improvement will continue. Such conditions could adversely affect our financial condition and results of operations.
Our earnings are significantly affected by the fiscal and monetary policies of the federal government and its agencies.
     The policies of the Federal Reserve impact us significantly. The Federal Reserve regulates the supply of money and credit in the United States. Its policies directly and indirectly influence the rate of interest earned on loans and paid on borrowings and interest-bearing deposits and can also affect the value of financial instruments we hold. Those policies determine to a significant extent our cost of funds for lending and investing. Changes in those policies are beyond our control and are difficult to predict. Federal Reserve policies can also affect our borrowers, potentially increasing the risk that they may fail to repay their loans. For example, a tightening of the money supply by the Federal Reserve could reduce the demand for a borrower’s products and services. This could adversely affect the borrower’s earnings and ability to repay its loan, which could have a material adverse effect on our financial condition and results of operation.
The soundness of other financial institutions could adversely affect us.
     Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. We have exposure to many different industries and counterparties, and we routinely execute transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks, and other institutional clients. Many of these transactions expose us to credit risk in the event of a default by our counterparty or client. In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized or is liquidated at prices not sufficient to recover the full amount of the credit or derivative exposure due us. Any such losses could have a material adverse effect on our financial condition and results of operations.
We operate in a highly competitive industry and market area.
     We face substantial competition in all areas of our operations from a variety of different competitors, many of which are larger and may have more financial resources. Such competitors primarily include national, regional and internet banks within the various markets in which we operate. We also face competition from many other types of financial institutions, including, without limitation, savings and loans, credit unions, finance companies, brokerage firms, insurance companies and other financial intermediaries. The financial services industry could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting), and merchant banking. Also, technology has lowered barriers to entry and made it possible for nonbanks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Many of our competitors have fewer regulatory constraints and may have lower cost structures. Additionally, due to their size, many competitors may be able to achieve economies of scale and, as a result, may offer a broader range of products and services as well as better pricing for those products and services than we can.
     Our ability to compete successfully depends on a number of factors, including, among other things:
•	the ability to develop, maintain and build upon long-term customer relationships based on top quality service, high ethical standards and safe, sound assets;

•	the ability to expand our market position;

•	the scope, relevance and pricing of products and services offered to meet customer needs and demands;

•	the rate at which we introduce new products and services relative to our competitors;

•	customer satisfaction with our level of service; and

•	industry and general economic trends.
     Failure to perform in any of these areas could significantly weaken our competitive position, which could adversely affect our growth and profitability, which, in turn, could have a material adverse effect on our financial condition and results of operations.
Our market value could result in an impairment of goodwill.
     Our goodwill is evaluated for impairment on an annual basis or when triggering events or circumstances indicate impairment may exist. Significant and sustained declines in our stock price and market capitalization, significant declines in our expected future cash flows, significant adverse changes in the business climate or slower growth rates could result in impairment of goodwill. At December 31, 2010, we had goodwill of $37.4 million, representing approximately 18% of shareholders’ equity. If impairment of goodwill was determined to exist, we would be required to write down our goodwill as a charge to earnings, which could have a material adverse impact on our results of operations or financial condition.
LIQUIDITY RISKS
Liquidity is essential to our businesses.
     Our liquidity could be impaired by an inability to access the capital markets or unforeseen outflows of cash. This situation may arise due to circumstances that we may be unable to control, such as a general market disruption or an operational problem that affects third parties or us. Our efforts to monitor and manage liquidity risk may not be successful or sufficient to deal with dramatic or unanticipated reductions in our liquidity. In such events, our cost of funds may increase, thereby reducing our net interest revenue, or we may need to sell a portion of our investment and/or loan portfolio, which, depending upon market conditions, could result in our realizing a loss.

We may need to raise additional capital in the future and such capital may not be available when needed or at all.
     We may need to raise additional capital in the future to provide sufficient capital resources and liquidity to meet our commitments and business needs. Our ability to raise additional capital, if needed, will depend on, among other things, conditions in the capital markets at that time, which are outside of our control, and our financial performance.
     In addition, we are highly regulated, and our regulators could require us to raise additional common equity in the future. Both we and our regulators perform a variety of analyses of our assets, including the preparation of stress case scenarios, and as a result of those assessments we could determine, or our regulators could require us, to raise additional capital.
     We cannot assure that such capital will be available on acceptable terms or at all. Any occurrence that may limit our access to the capital markets, such as a decline in the confidence of debt purchasers, depositors of the Bank or counterparties participating in the capital markets, or a downgrade of our debt rating, may adversely affect our capital costs and ability to raise capital and, in turn, our liquidity. An inability to raise additional capital on acceptable terms when needed could have a material adverse impact on our business, financial condition, results of operations or liquidity.
We rely on dividends from our subsidiaries for most of our revenue.
     We are a separate and distinct legal entity from our subsidiaries. A substantial portion of our revenue comes from dividends from our Bank subsidiary. These dividends are the principal source of funds to pay dividends on our common and preferred stock, and to pay interest and principal on our debt. Various federal and/or state laws and regulations limit the amount of dividends that our Bank subsidiary and nonbank subsidiary may pay to us. Also, our right to participate in a distribution of assets upon a subsidiary’s liquidation or reorganization is subject to the prior claims of the subsidiary’s creditors. In the event our bank subsidiary is unable to pay dividends to us, we may not be able to service debt, pay obligations, or pay dividends on our common and preferred stock. The inability to receive dividends from our bank subsidiary could have a material adverse effect on our business, financial condition, and results of operations.
RISKS RELATED TO AN INVESTMENT IN OUR COMMON STOCK
The market price for our common stock varies, and you should purchase common stock for long-term investment only.
     Although our common stock is currently traded on the NASDAQ Global Select, we cannot assure you that there will, at any time in the future, be an active trading market for our common stock. Even if there is an active trading market for our common stock, we cannot assure you that you will be able to sell all of your shares of common stock at one time or at a favorable price, if at all. As a result, you should purchase shares of common stock described herein only if you are capable of, and seeking to, make a long-term investment in our common stock.
There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.
     We are not restricted from issuing additional shares of common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. We are currently authorized to issue up to 50,000,000 shares of common stock and up to 210,000 shares of preferred stock, par value $100 per share, which is designated into two classes, Class A of which 10,000 shares are authorized, and Class B of which 200,000 shares are authorized.

     As of December 31, 2010, 10,937,506 shares of common stock and 183,259 shares of our preferred stock were issued and outstanding including (i) 7,503 shares of our fixed rate cumulative perpetual Series A preferred stock, par value $100 per share, having a liquidation preference of $5,000 per share, which we refer to as the TARP preferred stock, (ii) 1,533 shares of our Series A 3% cumulative preferred stock, which we refer to as the 3% preferred stock, and (iii) 174,223 shares of Series B-1 8.48% cumulative preferred stock, which we refer to as the 8.48% preferred stock. We refer to our TARP preferred stock, our 3% preferred stock and our 8.48% preferred stock collectively as the preferred stock. Our board of directors has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued shares. These authorized but unissued shares could be issued on terms or in circumstances that could dilute the interests of the holders of our common stock.
     Pursuant to the Letter Agreement, dated December 23, 2008, and the Securities Purchase Agreement — Standard Terms attached thereto, which we refer to collectively as the Securities Purchase Agreement, that we entered into with the U.S. Treasury, in connection with our participation in TARP, the U.S. Treasury received a warrant to purchase up to 378,175 shares of our common stock, which we refer to as the warrant, at an exercise price of $14.88 per share, and we have provided the U.S. Treasury with registration rights covering the warrant and the underlying shares of common stock. We may seek the approval of our regulators to repurchase the warrant with the proceeds from any offering. The issuance of additional shares of common stock as a result of exercise of the warrant or otherwise or the issuance of securities convertible or exercisable into shares of common stock would dilute the ownership interest of existing holders of our common stock. Although the U.S. Treasury has agreed to not vote any of the shares of common stock it receives upon exercise of the warrant, a transferee of any portion of the warrant or of any shares of common stock acquired upon exercise of the warrant is not bound by this restriction. The market price of our common stock could decline as a result of any offering as well as other sales of a large block of common stock in the market after an offering, or the perception that such sales could occur.
     The terms of the warrant include an anti-dilution adjustment, which provides that (except in certain permitted transactions, including registered offerings such as this one), if we issue shares of common stock at a price that is less than 90% of the market price of such shares on the last trading day preceding the date of the agreement to sell such shares, the number of shares of common stock to be issued under the warrant would increase and the per share price of common stock to be purchased pursuant to the warrant would decrease.
Our shares of common stock are equity and are subordinate to our existing and future indebtedness and our preferred stock, and are effectively subordinated to all the indebtedness and other non-common equity claims against our subsidiaries.
     Our shares of common stock are equity interests in us and do not constitute indebtedness. Accordingly, our common stock will rank junior to all of our indebtedness and to other non-equity claims on us with respect to assets available to satisfy claims on us. Additionally, holders of our common stock are subject to the prior dividend and liquidation rights of holders of our outstanding preferred stock. The terms of our preferred stock currently prohibit us from paying dividends with respect to our common stock unless all accrued and unpaid dividends for all completed dividend periods with respect to the preferred stock have been paid with our TARP preferred stock and 3% preferred stock receiving payments first.
     In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of our common stock to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary and holders of any of that subsidiary’s preferred stock, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, our common stock will effectively be subordinated to all existing and future liabilities and obligations of our subsidiaries.

We may not pay dividends on our common stock.
     Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. Although we have historically declared cash dividends on our common stock, we are not required to do so and may reduce or eliminate our common stock dividend in the future. This could adversely affect the market price of our common stock. Also, participation in TARP limits our ability to increase our dividend or to repurchase our common stock, for so long as any securities issued under such program remain outstanding.
Our certificate of incorporation, our bylaws, and certain banking laws may have an anti-takeover effect.
     Provisions of our certificate of incorporation, our bylaws, and federal and state banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire us, even if doing so would be perceived to be beneficial to our shareholders. The combination of these provisions may discourage others from initiating a potential merger, takeover or other change of control transaction, which, in turn, could adversely affect the market price of our common stock.
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS
     Certain statements contained in this reoffer prospectus and in information incorporated by reference into this reoffer prospectus that are not historical or current facts may constitute forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, the Company’s management may make forward-looking statements orally to the media, securities analysts, investors or others. These statements, which are based on certain assumptions and describe our future plans, strategies, and expectations, can generally be identified by the use of words such as “optimism,” “look-forward,” “bright,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “potential,” “project,” “target” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” These forward-looking statements include statements relating to our strategy, effectiveness of investment programs, evaluations of future interest rate trends and liquidity, expectations as to growth in assets, deposits and results of operations, future operations, market position, financial position, and prospects, plans and objectives of management.
     Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results and are subject to certain risks, uncertainties and assumptions. Our actual results could differ materially from those projected in the forward-looking statements as a result of, among other things, factors referenced herein under the section captioned “Risk Factors” beginning on page 8.
     Forward-looking statements speak only as of the date they are made. Except as required by law, we do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Although we believe that our expectations are reasonable, we can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in any forward-looking statements.

     We caution our readers not to place undue reliance on any forward-looking statements. Forward-looking statements should not be viewed as predictions, and should not be the primary basis upon which investors evaluate the Company.
USE OF PROCEEDS
     The proceeds from the sale of the shares by the selling shareholders will belong to the selling shareholders. We will not receive any of the proceeds from the sale of the shares.

SELLING SHAREHOLDERS
     The common stock to which this reoffer prospectus relates is being registered for reoffers and resales by the selling shareholders. The selling shareholders may sell all, some or none of their shares of common stock. The selling shareholders may offer their common stock for sale from time to time as discussed under “Plan of Distribution” in this reoffer prospectus. The inclusion in the table of the individuals named below will not be deemed to be an admission that any of these individuals are our affiliates.
     The following table provides the names, the relationship with us within the past three years, beneficial ownership of, and the number of shares of common stock which may be sold by, each selling shareholder. In addition to the selling shareholders listed in the table, certain unnamed non-affiliates, each of whom hold less than the lesser of 1,000 shares of our common stock or 1% of the shares of common stock issuable under the MSIP, may use this reoffer prospectus for reoffers and resales of shares of common stock up to such amount.

					Amount and Percentage of
	Relationship with us within	Shares Beneficially		Amount to be	Shares Beneficially Owned
Selling Shareholder (1)	past 3 years	Owned (2)(3)		Offered for Resale	after Resale
					Number (4)	Percent (5)
	President and
Peter G. Humphrey	Chief Executive Officer	405,152	(6)	41,242	363,910	3.3%

	Executive Vice President,
Karl F. Krebs	Chief Financial Officer	11,579		11,579	-	*

	Executive Vice President,
	Senior Retail Lending
Richard J. Harrison	Administrator	35,993	(7)	15,854	20,139	*

	Executive Vice President,
	Commercial Banking
Martin K. Birmingham	Executive Regional President	31,703	(8)	16,162	15,541	*

	Executive Vice President
	Retail Banking Executive,
John J. Witkowski	Regional President	36,266	(9)	17,625	18,641	*

	Executive Vice President,
George D. Hagi	Chief Risk Officer	34,604	(10)	17,124	17,480	*

	Executive Vice President,
R. Mitchell McLaughlin	Chief Information Officer	22,264	(11)	8,412	13,852	*

	Senior Vice President-
	Director of Human Resources
Rita M. Bartol	and Training	3,024		2,254	770	*

	Senior Vice President,
John L. Rizzo	In House Counsel	1,175	(12)	250	925	*

Kevin B. Klotzbach	Treasurer	17,428	(13)	250	17,178	*

	Senior Vice President, Business
J. Michael DeVoria	Banking Market Executive	1,907		1,300	607	*

	Consumer Underwriting
Jonathan W. Chase	Manager	5,666	(14)	1,500	4,166	*

	Retail Credit Process
John J. Vaughan	Administrator	5,249	(14)	1,000	4,249	*

Jeff P. Kenefick	Commercial Banking Officer	11,310	(15)	1,000	10,310	*

David G. Case	Commercial Banking Officer	3,900	(16)	1,200	2,700	*

Martin T. Griffith	Commercial Banking Officer	7,975	(17)	1,200	6,775	*

	Senior Credit and Compliance
Kenneth V. Winn	Administrator	5,645	(18)	1,000	4,645	*

Scott D. Bader	Technology Services Manager	1,300		1,300	-	*

*	Less than 1%

(1)	The address of each of the selling shareholders is c/o 220 Liberty Street, Warsaw, New York 14569.

(2)	Unless otherwise indicated in the other footnotes to this table, each selling shareholder has or shares voting and investment power with respect to all of the shares owned by such selling shareholder.

(3)	The amount shown for each selling shareholders includes shares of restricted stock.

(4)	Assuming the sale of all shares registered for the account of the selling shareholders. The selling shareholders may sell all, some or no portion of the common stock registered hereunder.

(5)	Based on 10,979,715 shares of common stock outstanding as of March 1, 2011 except where the selling shareholder has the right to receive shares within 60 days of the date of this reoffer prospectus which increases the number of shares beneficially owned by such selling shareholder and the number of shares outstanding. Under the rules of the Securities and Exchange Commission, “beneficial ownership” is deemed to include shares for which an individual, directly or indirectly, has or shares voting or dispositive power, whether or not they are held for the individual’s benefit, and includes shares that may be acquired within 60 days, including, but not limited to, the right to acquire shares by the exercise of options. Shares that may be acquired within 60 days are referred to in the footnotes to this table as “presently exercisable options.”

(6)	The amount shown includes 10,000 shares held by trusts over which Mr. Humphrey, as trustee, exercises voting and dispositive power, 20,400 shares owned by Mr. Humphrey’s spouse, 54,600 shares held in trust for Mr. Humprey’s son and presently exercisable options to purchase 45,617 shares.

(7)	The amount shown includes presently exercisable options to purchase 5,893 shares.

(8)	The amount shown includes presently exercisable options to purchase 7,371 shares.

(9)	The amount shown includes presently exercisable options to purchase 10,225 shares.

(10)	The amount shown includes presently exercisable options to purchase 8,822 shares.

(11)	The amount shown includes presently exercisable options to purchase 8,199 shares.

(12)	The amount shown includes presently exercisable options to purchase 825 shares.

(13)	The amount shown includes presently exercisable options to purchase 8,059 shares.

(14)	The amount shown includes presently exercisable options to purchase 1,800 shares.

(15)	The amount shown includes presently exercisable options to purchase 4,375 shares.

(16)	The amount shown includes presently exercisable options to purchase 2,700 shares.

(17)	The amount shown includes presently exercisable options to purchase 6,768 shares.

(18)	The amount shown includes presently exercisable options to purchase 2,900 shares.
PLAN OF DISTRIBUTION
     The shares of our common stock covered by this reoffer prospectus are being registered on behalf of the selling shareholders. We will receive no proceeds from this offering.
     The decision to sell any of the shares of our common stock covered by this reoffer prospectus is within the discretion of the holders thereof, subject generally to our policies affecting the timing and manner of sale of our common stock by certain individuals. There can be no assurance that any of the shares of our common stock covered by this reoffer prospectus will be sold by the selling shareholders.
     The selling shareholders may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded. Our common stock is currently quoted on the NASDAQ Global Select Market. They may also sell the shares in private transactions in accordance with applicable law. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.
     The selling shareholders may also sell shares of our common stock under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this reoffer prospectus.

     Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.
     The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended. None of the selling shareholders have informed us that they have an agreement or understanding, directly or indirectly, with any person to distribute our common stock.
     We will pay certain fees and expenses incurred by us incident to the registration of the shares of our common stock.
LEGAL MATTERS
     The legal validity of the securities will be passed upon for us by Harter Secrest & Emery LLP.
EXPERTS
     The consolidated financial statements of Financial Institutions, Inc. and its subsidiaries as of December 31, 2010 and December 31, 2009, and each of the years in the three-year period ended December 31, 2010, and management’s assessments of the effectiveness of internal controls over financial reporting as of December 31, 2010 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.
DOCUMENTS INCORPORATED BY REFERENCE
     The following documents, which we have filed with the Securities and Exchange Commission, are incorporated into this reoffer prospectus by reference:
1.	our annual report on Form 10-K for the year ended December 31, 2010;

2.	our current reports on Form 8-K filed on February 22, 2011 and February 23, 2011; and

3.	the description of our common stock contained in our Registration Statement on Form 8-A filed on June 23, 1999.
     All other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of this offering shall be deemed to be incorporated by reference into this reoffer prospectus.
     Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this reoffer prospectus.
     The information relating to the Company contained in this reoffer prospectus should be read together with the information in the documents incorporated by reference.

     Upon written or oral request, we will provide to each person at no cost, including any beneficial owner, to whom a copy of this reoffer prospectus is delivered, a copy of any of the information that has been incorporated by reference in this reoffer prospectus but has not been delivered with it. Requests for any such information should be directed to us at: Financial Institutions, Inc., 220 Liberty Street, Warsaw, New York 14569, Telephone: (585) 786-1100.
ADDITIONAL INFORMATION
     We are subject to the information and reporting requirements of the Exchange Act under which we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy, at prescribed rates, any documents we have filed with the Securities and Exchange Commission at its Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. We also file these documents with the Securities and Exchange Commission electronically. You can access the electronic versions of these filings on the Securities and Exchange Commission’s Internet website found at http://www.sec.gov and on our Internet website address at http://www.fiiwarsaw.com. You may also obtain free copies of the documents we have filed with the Securities and Exchange Commission (other than exhibits to such documents unless we specifically incorporate by reference an exhibit in this reoffer prospectus) by contacting:
Financial Institutions, Inc.
220 Liberty Street
Warsaw, New York 14569
Telephone: (585) 786-1100
     This reoffer prospectus is part of a registration statement on Form S-8 that we have filed with the Securities and Exchange Commission. Certain information in the registration statement has been omitted from this reoffer prospectus in accordance with the rules and regulations of the Securities and Exchange Commission. We have also filed exhibits and schedules with such registration statement that are excluded from this reoffer prospectus. For further information about us and the common stock offered by this reoffer prospectus, see the registration statement on Form S-8 and its exhibits, which may be obtained as described above.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents previously filed with the Securities and Exchange Commission by the Company are incorporated by reference into this registration statement:
1.	our annual report on Form 10-K for the year ended December 31, 2010;

2.	our current reports on Form 8-K filed on February 22, 2011 and February 23, 2011; and

3.	the description of our common stock contained in our Registration Statement on Form 8-A filed on June 23, 1999.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this registration statement, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.
     Any statement contained in a document incorporated or deemed to be incorporated herein by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Under Sections 721 through 725 of the Business Corporation Law of the State of New York (the “NYBCL”), the Company has broad powers to indemnify its directors, officers and other employees. These sections (i) provide that the statutory indemnification and advancement of expenses provision of the NYBCL are not exclusive, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action is adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, (ii) establish procedures for indemnification and advancement of expenses that may be contained in the certificate of incorporation or by-laws, or, when authorized by either of the foregoing, set forth in a resolution of the shareholders or directors of an agreement providing for indemnification and advancement of expenses, (iii) apply a single standard for statutory indemnification for third-party and derivative suits by providing that indemnification is available if the director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation, and, in criminal actions, had no reasonable cause to believe that his conduct was unlawful, and (iv) permit the advancement of litigation expenses upon receipt of an undertaking to repay such advance if the director or officer is ultimately determined not to be entitled to indemnification or to the extent the expenses advanced exceed the indemnification to which the director or officer is entitled. Section 726 of the NYBCL permits the purchase of insurance to indemnify a corporation or its officers and directors to the extent permitted.

     As permitted by Section 721 of the NYBCL, our Amended and Restated By-laws provide that we shall indemnify our officers and directors, as such, to the fullest extent permitted by applicable law, and that expenses reasonably incurred by any such officer or director in connection with a threatened or actual action or proceeding shall be advanced or promptly reimbursed by the Company in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if and to the extent that it is ultimately determined that such officer or director is not entitled to indemnification.
     Article SEVENTH of our Restated Certificate of Incorporation, as amended provides that no director of the Company shall be held personally liable to the Company or its shareholders for damages for any breach of duty in his or her capacity as a director unless a judgment or other final adjudication adverse to him or her establishes that (i) his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, (ii) he or she personally gained in fact a financial profit or other advantage to which he or she is not legally entitled, or (iii) his or her acts violated Section 719 of the NYBCL.
     In addition, we have purchased insurance policies which provide coverage for our directors and officers in certain situations where we cannot directly indemnify such directors or officers.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended and is therefore unenforceable.
Item 7. Exemption from Registration Claimed.
     The shares of common stock covered by the reoffer prospectus included in this registration statement were granted under the DSIP. The grants were exempt under Section 4(2) the Securities Act of 1933, as amended. The recipients of securities in each such transaction acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof. All recipients had adequate access, through their relationship with the Company, to information about the Company.
Item 8. Exhibits.
     See the Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if this registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement; and
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Warsaw, State of New York, on March 7, 2011.

FINANCIAL INSTITUTIONS, INC.
/s/ Peter G. Humphrey
Peter G. Humphrey
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter G. Humphrey or Karl F. Krebs, jointly and severally, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Peter G. Humphrey	Director, President and Chief Executive Officer	March 4, 2011
Peter G. Humphrey	(Principal Executive Officer)

/s/ Karl F. Krebs	Executive Vice President and Chief Financial Officer	March 4, 2011
Karl F. Krebs	(Principal Financial and Accounting Officer)

/s/ Karl V. Anderson, Jr.	Director	March 4, 2011
Karl V. Anderson, Jr.

/s/ John E. Benjamin	Director, Chairman	March 4, 2011
John E. Benjamin

/s/ Barton P. Dambra	Director	March 4, 2011
Barton P. Dambra

Signatures	Title	Date

/s/ Samuel M. Gullo	Director	March 4, 2011
Samuel M. Gullo

/s/ Susan R. Holliday	Director	March 4, 2011
Susan R. Holliday

/s/ Erland E. Kailbourne	Director	March 4, 2011
Erland E. Kailbourne

/s/ Robert N. Latella	Director	March 4, 2011
Robert N. Latella

/s/ James L. Robinson	Director	March 4, 2011
James L. Robinson

/s/ James H. Wyckoff	Director	March 4, 2011
James H. Wyckoff

EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

4.1	Restated Certificate of Incorporation of the Company, as amended is incorporated herein by reference to Exhibits 3.1, 3.2 and 3.3 to our Annual Report on Form 10-K for the year ended December 31, 2008.

4.2	Amended and Restated By-laws of the Company are incorporated herein by reference to Exhibit 3.4 to our Annual Report on Form 10-K for the year ended December 31, 2008.

4.3	Warrant to Purchase Common Stock, dated December 23, 2008 issued by the Company to the United States Department of the Treasury is incorporated herein by reference to Exhibit 4.2 to our Current Report on Form 8-K filed on December 24, 2008.

*4.4	2009 Management Stock Incentive Plan

*5.1	Opinion of Harter Secrest & Emery LLP

*23.1	Consent of Harter Secrest & Emery LLP (included in Exhibit 5.1)

*23.2	Consent of KPMG LLP

*24	Power of Attorney (included in the signature pages to the registration statement)

*	Exhibits filed with this registration statement.